UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2016

VISTEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan		48111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (800)-VISTEON

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Visteon Corporation (the “Company”) announced today the election of William M. Robertson as its interim Chief Financial Officer effective March 31, 2016. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Mr. Robertson will serve as interim Chief Financial Officer until his successor is chosen and qualified, or until his earlier resignation or removal. The Board of Directors of the Company is in the process of conducting a search for Chief Financial Officer and will name Mr. Robertson’s successor at the completion of the search. Mr. Robertson will replace Jeffrey M. Stafeil, who, as previously disclosed, will leave the Company effective as of March 31, 2016. Mr. Robertson will act as the Company’s principal financial officer during the time that he is serving as interim Chief Financial Officer.

Mr. Robertson, 54, currently serves as Vice President and Corporate Controller of the Company. He has served in this position since June 2015 and he will continue to serve in this position while serving as the interim Chief Financial Officer. Prior to June 2015, Mr. Robertson was Director, Corporate Finance since 2003; Manager, Corporate Finance since April 2001; and Operations Manager since joining the Company in May, 2000. Before joining the Company, he served as Vehicle Operations Controller for Ford Motor Company. Mr. Robertson will continue under his existing compensation arrangement without change.

There is no arrangement or understanding between Mr. Robertson and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Robertson and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Robertson has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION

Date: March 31, 2016	By:	/S/ Brett D. Pynnonen
Brett D. Pynnonen
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 31, 2016.